UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
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May 8, 2018

Dear Shareholders:

We are providing this additional disclosure to our 2018 Proxy Statement for the Annual Meeting of Shareholders to clarify factors related to compensation targets. Please consider this additional information in voting on Proposal 2, the Advisory Vote to Approve Executive Compensation (“Say-on-Pay”).

Two proxy services have issued reports with recommendations on the Say-on-Pay vote.

•	Glass Lewis, in its report, recommends that shareholders vote “FOR” the Say-on-Pay proposal.

•	Institutional Shareholder Services (“ISS”) in its May 3 report, recommended a vote “AGAINST” the Say-on-Pay proposal.

We are adding this disclosure to clarify the two issues that concerned ISS:

1.	Targeted level of EBITDA performance under the FY2017 annual incentive plan relative to the FY2016 EBITDA target and actual outcome; and

2.	The amount of the special performance-contingent equity grant to our Chief Executive Officer.

Please review additional information below that clarifies why the Board of Directors recommends a “FOR” vote on the Say-on-Pay proposal.

Comparing 2017 and 2016 Results and Targets:

EBITDA was the primary metric in our annual incentive plan in both years, however it is important to consider the calculation modification of EBITDA in 2017. Year-over-year comparisons are not accurate without acknowledgment of this modification.

For 2016, the annual incentive plan metric was Economic Adjusted EBITDA, which included an “economic value” treatment of SleepIQ® deferred revenues and expenses. This approach was used in 2015 and 2016 to support early adoption of our strategically differentiated SleepIQ product. Beginning with 2017, the Compensation Committee approved a change to follow US GAAP treatment of deferred SleepIQ revenues and expenses in calculating Adjusted EBITDA (i.e., no economic adjustment). This change was communicated on page 40 of the 2017 Proxy, with a reconciliation provided to show the difference between the two metrics (Economic Adjusted EBITDA versus Adjusted EBITDA).

When comparing Adjusted EBITDA on an “apples-to-apples” basis for both years, the 2017 target of $158 million required 8% growth versus the 2016 actual performance of $146 million, as shown in the table below. The 2016 actual performance was below target which resulted in a payout significantly below target (44% of the target opportunity). The 2017 target of $158 million was set 8% above the 2016 actual (on an “apples-to-apples” basis) but 3% below the 2016 target of $163 million. The Compensation Committee set the 2017 target while considering actual performance in 2016 and approximately $10 million of 2017 transition costs to roll out a complete new 360 smart bed product line and to position the company for accelerated profitability.

($ in millions)	Target	Actual

2016 Economic Adjusted EBITDA	$177	$162
SIQ Economic Adjustment	$14	$16
2016 Adjusted EBITDA	$163	$146

2017 Adjusted EBITDA	$158	$169
2017 growth vs 2016 actual	8%	16%

The Compensation Committee works diligently to ensure an appropriate level of rigor in the incentive plan goal setting process. While we are not able to publicly disclose the Adjusted EBITDA performance goals in place for 2018 for competitive harm reasons, we are able to assure shareholders that meaningful growth over 2017 targeted and actual Adjusted EBITDA is required for at least target level payouts.

Compensation Committee Rationale for 2017 Performance-Contingent Special Award:

A special performance-contingent restricted stock unit award tied to a significant EPS goal of $2.75 for 2019 was granted to the CEO in 2017. This EPS goal must be fully achieved for any part of the award to be earned (“all or nothing” basis).

SEC disclosure rules require that the value of equity awards be disclosed in full in the year of grant and included in total compensation. Relying solely on this approach does not consider:

a) the time-frame of the award (three years from 2016 in this case), nor

b) the magnitude of achieving an EPS goal representing a 150% increase in three years.

On page 45 of the 2018 Proxy, and also in a Form 8-K filed when granted on March 21, 2017, we have fully described this special award and the Compensation Committee’s rationale for making the award. The following provides additional insight and perspective on why it was important to provide strong management incentive to achieve this challenging long-term performance.

✓
Unique Opportunity to Strengthen Alignment between Senior Management and Shareholders: The Committee believed there was an opportunity to create alignment between the challenging long-term performance objectives and a compensation opportunity directly tied to the successful outcome of this publicly disclosed EPS goal of $2.75 by year-end 2019.

✓
Special Award for Special Performance: The Company does not have a history of providing special compensation opportunities outside the on-going compensation program. Therefore, the Committee believed that any special award must be contingent on notable performance. As such, for this award to be earned, significant shareholder value creation is required for any payout (150% EPS increase in three years from 2016). Adding to the challenge of this goal is that the tax rate will be held constant at the 2016 32.3% actual rate (i.e., no benefit from tax reform legislation). Finally, the award, if earned, will be reduced if our Total Shareholder Return (TSR) is negative over the performance period. Achieving this goal is intended to create significant shareholder value through an acceleration of EPS growth through 2019.

✓
Extended Vesting Period: In addition to the performance orientation of the award, the Committee structured the equity award so that the second half of the grant would only vest at the end of an additional one year of service, if earned at the end of the three-year performance period.

We ask shareholders to consider this additional disclosure as they make a voting decision on Proposal 2, the Advisory Vote to Approve Executive Compensation (“Say-on-Pay”). The Board of Directors continues to recommend a “FOR” vote on all proposals including Say-on-Pay.

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